THIRD AMENDMENT TO

DISTRIBUTION AGREEMENT

This third amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of November 7, 2019 by and between BMO Funds, Inc. (the “Client”) and Foreside Financial Services, LLC (“Foreside”) is entered into as of October 7, 2020 (the “Effective Date”).

WHEREAS, Client and Foreside have agreed to correct a typo on the Agreement introduced by the Second Amendment to the Agreement; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Section 2 of the Second Amendment to the Agreement is modified to read:

●	“Section 2(F) of the Agreement is hereby modified by adding the following language to the end of the section:

The Standard Agreement is attached hereto for reference on Exhibit C. For the avoidance of doubt, the Standard Dealer Agreement shall not include any Addendum attached or related to the Standard Dealer Agreement.”

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

BMO FUNDS, INC.		FORESIDE FINANCIAL SERVICES, LLC

By:	/s/John M. Blaser	By:	/s/Mark A. Fairbanks
	John M. Blaser, President		Mark A. Fairbanks, Vice President